EXHIBIT 12.1




                             RJR NABISCO, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (Dollars in Millions)



                                                             Six Months
                                                                Ended
                                                            June 30, 1994
                                                            -------------
   Earnings before fixed charges:
   Income before extraordinary item..................        $   383
   Provision for income taxes........................            289
                                                               -----
   Income before income taxes........................            672
   Interest and debt expense.........................            588
   Interest portion of rental expense................             26
                                                              ------
   Earnings before fixed charges.....................        $ 1,286
                                                             =======

   Fixed charges:
   Interest and debt expense.........................          $ 588
   Interest portion of rental expense................             26
   Capitalized interest..............................              5
                                                             -------
        Total fixed charges..........................          $ 619
                                                               =====

   Ratio of earnings to fixed charges................            2.1
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